Exhibit 23.3 - Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on March 1, 1996) pertaining to the Delta Woodside Industries, Inc. Stock Option Plan and in the Registration Statement (Form S-8 to be filed on March 1, 1996) pertaining to the Delta Woodside Industries, Inc. Incentive Stock Award Plan, of our report dated August 17, 1994, except for the first sentence of the second paragraph of Note E, as to which the date is September 7, 1994, with respect to the consolidated financial statements of Delta Woodside Industries, Inc. incorporated by reference in its Annual Report (Form 10-K) for the years ended July 2, 1994 and July 3, 1993 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                   /s/ Ernst & Young LLP

Greenville, South Carolina
February 29, 1996